UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2008

AMERICAN URANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52824	98-0491170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 17th Street, Suite 2800 South Tower, Denver, CO 80202
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (303) 634-2265

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 17, 2008, we entered into a private placement subscription agreement with Odysseus III LLC providing for the purchase of 1,000,000 shares of common stock of our company at a price of $0.10 per share. We intend to use the private placement funds towards the costs of listing on the Canadian National Stock Exchange.

Item 3.02	Unregistered Sales of Equity Securities

On December 29, 2008 we issued 1,000,000 shares of common stock to Odysseus III LLC pursuant to a private placement subscription agreement dated December 17, 2008. The investor is an accredited investor, and in issuing the shares we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act and/or by Rule 506 of Regulation D promulgated thereunder.

Item 5.01	Changes in Control of Registrant

On December 29, 2008 we issued 1,000,000 shares of common stock of our company to Odysseus III LLC in a private placement. Jeffrey Rich holds voting and dispositive power over shares held by Odysseus III LLC. The purchase price of the shares was $100,000, which was paid in cash and by the corporate funds of Odysseus.

Odysseus now owns 1,000,000 of our common shares, which is 49.8% of our issued and outstanding common shares as of December 29, 2008.

Prior to the issuance of 1,000,000 common shares to Odysseus, our President and director, Robert Rich, previously held 10% of our issued and outstanding stock and AUC LLC, the limited liability company controlled by Pat Groening who is the Chief Financial Officer of Strathmore, held approximately 12% of our issued and outstanding shares. Robert Rich and AUC had been our two largest controlling shareholders prior to this issuance.

On January 6, 2009, Odysseus and Robert Rich, our President and director, entered into a voting agreement whereby the parties agreed that the 1,000,000 shares of our common stock held by Odysseus will be voted as directed by Mr. Rich at any meeting of shareholders or in response to any written request by us for the consent of shareholders to any corporate action. The voting agreement is for a period of one year and has no provisions for renewal.

Item 9.01	Financial Statements and Exhibits.

10.1	Form of Private Placement Subscription Agreement

10.2	Voting Agreement with Odysseus III LLC dated January 6, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN URANIUM CORPORATION

/s/ Robert A. Rich

Robert A. Rich
President, Secretary and Director

January 12, 2009